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                                                                    Exhibit 99.1





FOR IMMEDIATE RELEASE
---------------------

                                                CONTACT
Hudson Valley Holding Corp.                     -------
21 Scarsdale Road                               Stephen R. Brown
Yonkers, NY 10707                               Sr. EVP, COO & CFO
                                                (914) 771-3212




                          HUDSON VALLEY HOLDING CORP.
                        REPORTS RECORD YEAR-END EARNINGS


     YONKERS, NY, February 12 , 2004 ... James J. Landy, President and Chief Executive Officer, Hudson Valley Holding Corp., announces earnings for the year 2003. Earnings for the year were $24.2 million, compared to $21.6 million for the year 2002, a 12% increase. Diluted earnings per share were $3.62 compared to $3.27 for the prior year. Return on average equity was 18.5%. As of December 31, 2003, assets totaled $1.7 billion, deposits totaled $1.1 billion, and net loans totaled $707 million. Landy noted that the Bank's core deposits (which exclude CDs) increased 12% and net loans increased 10% during 2003.

     Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 18 branch locations in the Bronx, Manhattan and Westchester and loan production offices in Dutchess County and Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.

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